UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 10, 2014

ProShares Trust II

(Exact name of registrant as specified in its charter)

Delaware	001-34200	87-6284802
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Michael L. Sapir

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

(240) 497-6400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Michael J. Schmidtberger, Esq.

James C. Munsell, Esq.

c/o Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

and

Amy R. Doberman

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000

Bethesda, MD 20814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 10, 2014, ProShares on behalf of ProShares Trust II (the “Trust”) issued a press release announcing a share split (the “Split”) on one of the Trust’s series, ProShares Short VIX Short-Term Futures ETF (NYSE Arca symbol “SVXY”), and a reverse share split (the “Reverse Split”) on another of the Trust’s series, ProShares Ultra VIX Short-Term Futures ETF (NYSE Arca symbol “UVXY”). The Split and the Reverse Split will not change the value of a shareholder’s investment.

The Split will split shares 2-for-1 and apply to shareholders of record as of the close of the markets on January 21, 2014, payable after the close of the markets on January 23, 2014. ProShares Short VIX Short-Term Futures ETF will trade at its post-Split price on January 24, 2014. The ticker symbol and CUSIP number for the fund will not change.

ProShares Ultra VIX Short-Term Futures ETF will execute a 1-for-4 Reverse Split of shares. The Reverse Split will be effective at the market open on January 24, 2014, when the fund will begin trading at its post-Reverse Split price. The ticker symbol for the fund will not change but the fund will be issued a new CUSIP number: 74347W346.

The Reverse Split will increase the price per share of a fund with a proportionate decrease in the number of shares outstanding. Specifically, every four pre-Reverse Split shares held by a shareholder will result in the receipt of one post-Reverse Split share, which will be priced four times higher than the net asset value of a pre-Reverse Split share.

For shareholders who hold quantities of shares that are not an exact multiple of the Reverse Split ratio (i.e., not a multiple of 4), the Reverse Split will result in the creation of a fractional share. Post-Reverse Split fractional shares will be redeemed for cash and sent to the shareholder’s broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

The press release includes information relating to additional funds, none of which are series of the Trust.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated January 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2014

ProShares Trust II

By:	/s/ Todd B. Johnson
Todd B. Johnson Principal Executive Officer